PROMISSORY NOTE

$2,000,000.00

Miami, Florida
Original Issuance Date: June 3, 2014

FOR VALUE RECEIVED, OMEGA COMMERCIAL FINANCE CORP., a Wyoming corporation ("**Maker**") promises to pay to the order of **AMERICAVEST CRE MORTGAGE FUNDING TRUST, INC.**, a Maryland corporation ("**Holder**"), in lawful currency of the United States, the principal sum of **Two Million and 00/100 Dollars** (**$2,000,000.00**), without interest on July 18, 2014 (45 calendar days from the Original Issuance Date) (the "**Maturity Date**").

The principal amount of this Note is payable at the office of Holder at 401 E. Las Olas Blvd., Suite 401, Fort Lauderdale, Florida 33301, or at such other place as Holder may notify Maker in writing. The principal amount of this Note may be prepaid in full at any time prior to the Maturity Date without interest or penalty.

This Note is given by Maker to Holder for the purchase of certain shares of Holder's common stock by Maker (the "**Transaction**") pursuant to a Share Purchase Agreement between Holder and Maker of even date with the Original Issuance Date (the "**Share Purchase Agreement**"), the terms of which are incorporated herein by reference.

In the event Maker shall fail to pay the principal amount of this Note on or before the Maturity Date or shall otherwise default in its obligations under the Share Purchase Agreement, then Holder's sole and exclusive remedy for any such default shall be to unwind the Transaction as provided in **Section 1.2** of the Share Purchase Agreement.

This Note is to be construed in all respects and enforced according to the laws of the State of Florida (without giving effect to the conflict of law principles thereof).

Maker waives demand, protest and notice of demand, protest and nonpayment.

Executed by Maker as of the Original Issuance Date set forth above.

OMEGA COMMERCIAL FINANCE CORP.

By: ______________________
Name: Jon S. Cummings IV
Title: President